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                                                                Exhibit 3.6


                          CERTIFICATE OF AMENDMENT
                                       OF
                                 THE BYLAWS OF
                           ESSEX PROPERTY TRUST, INC.
                             a Maryland corporation

     The undersigned, Michael J. Schall, hereby certifies that:

          1. He is the duly elected Secretary of Essex Property Trust, Inc., a Maryland corporation (the "Company").

          2. Effective as of December 17, 1996, Section 2.2 of Article II of the Company's Bylaws was amended in its entirety to read as follows:

          "SECTION 2.2  Number of Directors.  The Corporation shall have at
                        -------------------
least the minimum number of directors required by the Maryland General Corporation Law. The Corporation shall have a Board of Directors consisting of twelve directors. Eleven of the twelve directors, hereinafter referred to as the "Common Directors," shall be elected by the holders of common stock and the holders of all classes or series of stock who vote together with the holders of common stock and the remaining director, hereinafter referred to as the "Series 1996A Director" shall be elected by the holders of the 8.75% Convertible Preferred Stock, Series 1996A (the "Series 1996A Stock"), voting separately as a class. The number of directors may be increased upon certain events as provided in Article First, Section 3 of the Articles Supplementary classifying 1,600,000 shares of Common Stock as shares of 8.75% Convertible Preferred Stock, Series 1996A (or Article FIFTH, subsection (e) of any restatement of the Charter) (the "Articles Supplementary (Series 1996A Stock)"). All directors shall be classified with respect to their respective terms of office as provided in
Section 2.3 and each director shall serve until the expiration of his or her term and until his or her successor is elected and qualifies."

          IN WITNESS HEREOF, the undersigned has set his hand hereto this 17/th/ day of December, 1996.


                                /s/ Michael J. Schall
                                ____________________________
                                Michael J. Schall
                                Secretary

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